Exhibit 10.9

FORM OF AMENDED AND RESTATED SENIOR CONVERTIBLE NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 18(a) HEREOF.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

AMENDED AND RESTATED SENIOR CONVERTIBLE NOTE

Issuance Date: June 24, 2003	Principal: U.S. $ (1)

FOR VALUE RECEIVED, SUPERGEN, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of                             or its registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date, on any Installment Date with respect to the Installment Amount due on such Installment Date (each, as defined herein), acceleration, redemption or otherwise (in each case, in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of 4.00% per annum, subject to periodic adjustment pursuant to Section 2 (the “Interest Rate”), from the Original Issuance Date (as defined herein) until the same

(1)           Insert half of the Principal outstanding under the initial Notes.

becomes due and payable, whether upon an Interest Date, any Installment Date or the Maturity Date (each, as defined herein), acceleration, conversion, exchange, redemption or otherwise (in each case in accordance with the terms hereof).  For avoidance of doubt, any Principal that comprises a portion of the Conversion Amount pursuant to Section 3(b) in connection with any conversion of this Note pursuant to Section 3(a) (a “Principal Conversion Amount”) shall reduce the outstanding Principal of this Note.  This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Convertible Notes originally issued on the Original Issuance Date pursuant to the Securities Purchase Agreement (as defined below) and amended and restated pursuant to the Conversion and Amendment Agreement, dated as of June    , 2003, by and between the Company and the initial Holder of this Note (collectively, the “Notes” and such other Notes, the “Other Notes”).  Certain capitalized terms used herein are defined in Section 28.

(1)           PAYMENTS OF PRINCIPAL.  On each Installment Date, the Company shall pay to the Holder an amount equal to the Installment Amount due on such Installment Date (each, as defined in Section 8(h)) in accordance with Section 8.  If any Principal remains outstanding on the Maturity Date (as defined herein), then the Holder shall surrender this Note to the Company and the Company shall pay to the Holder in cash an amount equal to any outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any.  The “Maturity Date” shall be February 26, 2004, as extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten days after a the consummation of a Change of Control (as defined in Section 5(a)) in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(a)) is delivered prior to the Maturity Date.

(2)           INTEREST; INTEREST RATE.  Interest on this Note shall commence accruing on the Original Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable during the period beginning on the Original Issuance Date and ending on, and including, the Maturity Date, on May 26, 2003, August 26, 2003, November 26, 2003, February 26, 2004 and the Maturity Date (if the Maturity Date is not February 26, 2004) (each, an “Interest Date”).  Interest shall be payable on each Interest Date, to the record holder of this Note on the fifth Business Day prior to the applicable Interest Date, in cash or, at the option of the Company, in shares of Common Stock (“Interest Shares”) provided that the Interest which accrued during any period shall be payable in Interest Shares if, and only if, the Company delivers written notice of such election (“Interest Election Notice”) to each holder of the Notes at least 10 Trading Days prior to the Interest Date (each, an “Interest Election Date”).  Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(a)) of Common Stock equal to the quotient of (a) the amount of Interest payable on such Interest Date and (b) the Interest Conversion Price in effect on the applicable Interest

Date.  If any Interest Shares are to be paid on an Interest Date, then the Company shall (X) issue and deliver on the applicable Interest Date, to such address as specified by the Holder in writing to the Company at least two Business Days prior to the applicable Interest Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled, or (Y) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and such Interest Shares do not require the placement of any legends restricting transfer of such Interest Shares, upon the request of the Holder, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system.  Notwithstanding the foregoing, the Company shall not be entitled to pay Interest in Interest Shares and shall be required to pay such Interest in cash on the applicable Interest Date if (w) any event constituting an Event of Default or an event that with the passage of time and assuming it were not cured would constitute an Event of Default has occurred and is continuing on the applicable Interest Election Date or the Interest Date, unless consented to in writing by the Holder, (x) on each day during the period beginning on the applicable Interest Election Date and ending on and including the applicable Interest Date, the Common Stock is not listed on the Principal Market or The New York Stock Exchange, Inc. (the “NYSE”), and delisting or suspension of the Common Stock by such market or exchange shall have been threatened either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange for the Common Stock, (y) the Registration Statement (as defined in the Registration Rights Agreement) covering the Interest Shares is not effective and available for the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) relating to this Note on the Interest Election Date or on the Interest Date or (z) the Company has not obtained the Stockholder Approval (as defined in the Securities Purchase Agreement) prior to the Interest Election Date.  Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount (as defined below) in accordance with Section 3(b)(i).  From and after the occurrence of an Event of Default, the Interest Rate shall be increased to 12%.  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Interest Shares; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Interest Shares to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Interest Shares.

(3)           CONVERSION OF NOTES.  This Note shall be convertible into shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a)           Conversion Right.  Subject to the provisions of Section 3(d), at any time or times on or after the Original Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below) then in effect.  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Common Stock to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Common Stock issued upon conversion.

(b)           Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the “Conversion Rate”).

(i)            “Conversion Amount” means the sum of (A) the portion of the outstanding Principal to be converted, redeemed or otherwise with respect to which this determination is being made (provided that such portion of the Principal shall be equal to $1,000 or an integral multiple of $1,000 in excess thereof), (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

(ii)           “Conversion Price” means (A) as of any Conversion Date (as defined below) or other date of determination (other than with respect to an Installment Amount on an Installment Date pursuant to a Company Conversion (as defined in Section 8(a)) during the period beginning on the Original Issuance Date and ending on and including the Maturity Date, the Fixed Conversion Price, and (B) with respect to any Installment Amount on an Installment Date pursuant to a Company Conversion, at the option of the Holder, either the Fixed Conversion Price or the Company Conversion Price (as defined in Section 8(a)), each in effect as of such date and subject to adjustment as provided herein.

(iii)          “Fixed Conversion Price” means $4.25, subject to adjustment as provided herein.

(c)           Mechanics of Conversion.

(i)            Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company, (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Note in the case of its loss, theft or destruction) and (C) pay any transfer taxes or other applicable taxes or duties, if any, required in connection with the issuance of shares of Common Stock to a Person other than the Holder.  On or before the first Business Day following the date of receipt by the Company of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent.  On or before the third Business Day following the date of receipt by the Company of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (Y) provided that the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program and such shares of Common Stock do not require the placement of any legends restricting transfer of such shares of Common Stock, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system.  If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three Business Days after receipt of this Note (the “Note Delivery Date”) and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)           Company’s Failure to Timely Convert.  If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages to the Holder for each date of such Conversion Failure in an amount equal to 1.0% of the product of (I) the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale

Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise.

(iii)          Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note.  The Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder, so as not to require physical surrender of this Note upon conversion.

(iv)          Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one holder of Notes or Separate Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes or Separate Notes electing to have Notes or Separate Notes converted on such date a pro rata amount of such holder’s portion of its Notes or Separate Notes submitted for conversion based on the principal amount of Notes and Separate Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes and Separate Notes submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 23.

(v)           Application of Conversion Amounts.  Subject to Section 8(b), any Conversion Amount which the Holder elects to convert in accordance with this Section 3 (other than pursuant to Company Conversions) shall be deducted first from the Installment Amount relating to the latest Installment Date (i.e., nearest to the Maturity Date) with respect to which Installment Amounts remain outstanding and then sequentially from the Installment Amounts relating to the immediately preceding Installment Dates.

(vi)          Holder Status.  Except as specifically provided in this Note, the Holder shall not be entitled to any rights relating to the Common Stock issuable upon conversion of the Notes until the Holder has converted this Note into Common Stock.

(d)           Limitations on Conversions.  The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note, pursuant to Section 3(a), Section 8 or otherwise, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Conversion Notice, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Notes, Separate Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”).  For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of the Holder, the Company shall within two Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

(4)           RIGHTS UPON EVENT OF DEFAULT.

(a)           Event of Default.  Each of the following events shall constitute an “Event of Default”:

(i)            the failure of any Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is 60 days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of 10 consecutive days or for more than an aggregate of 30 days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii)           the suspension from trading or failure of the Common Stock to be listed on the Principal Market or the NYSE for a period of five consecutive days or for more than an aggregate of 10 days in any 365-day period;

(iii)          the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within 10 Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a permitted request for conversion of any Notes into shares of Common Stock that are tendered for conversion in accordance with the provisions of the Notes (other than notice delivered by the Company in good faith in connection with a dispute that is being resolved in accordance with Section 23 as to the appropriate number of shares of Common Stock to be delivered upon conversion of the Notes);

(iv)          at any time following the tenth consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

(v)           the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder), or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least five Business Days;

(vi)          any default under, redemption of or acceleration prior to maturity of any Indebtedness (as defined in Section 3(r) of the Securities Purchase Agreement) in excess of $500,000 in the aggregate of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement);

(vii)         the Company or any of its Significant Subsidiaries pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Significant Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Significant Subsidiaries or (C) orders the liquidation of the Company or any of its Significant Subsidiaries;

(ix)           a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within 60 days of the issuance of such judgment;

(x)            the Company breaches any representation, warranty, covenant or other term or condition of this Note, any Other Note or any Separate Note, any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby to which the Holder is a party, except, other than in connection with a breach of Section 29 hereof, (A) to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and (B) in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least five consecutive Business Days;

(xi)           any breach or failure in any material respect to comply with either of Sections 8 or 14 of this Note;

(xii)          any Event of Default (as defined in any Other Note or Separate Note) occurs with respect to any Other Note or Separate Note; or

(xiii)         the Company shall, directly or indirectly, repay, prepay, redeem, defease or otherwise make any payment on any Indebtedness existing on the Original Issuance Date (other than Purchase Money Indebtedness and other than regularly scheduled interest payments on Permitted Indebtedness at a rate that is not in excess of 7% per annum) in cash or cash equivalents.

(b)           Redemption Right.  Promptly after the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder.  At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note that the Holder is electing to redeem.  Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the “Event of Default Redemption Price”).  Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 11.

(5)           RIGHTS UPON CHANGE OF CONTROL.

(a)           Change of Control.  Each of the following events shall constitute a “Change of Control”:

(i)            the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the Company with or into another Person (other than (A) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

(ii)           the sale or transfer of all or substantially all of the Company’s assets; or

(iii)          a purchase, tender or exchange consummated pursuant to an offer made to and accepted by a sufficient number of holders of the outstanding shares of Common Stock such that after consummation of such purchase, tender or exchange, the Person or group of Persons proposing such purchase, tender or exchange beneficially own 50% or more of the outstanding Common Stock.

No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).

(b)           Assumption.  Prior to the consummation of any Change of Control, the Company will secure from any Person purchasing the Company’s assets or Common Stock or any successor resulting from such Change of Control (in each case, an “Acquiring Entity”) a written agreement (in form and substance satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding) to deliver to each holder of Notes in exchange for such Notes, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder, and satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(c)           Holder Redemption Right.  At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control and ending 10 days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem.  The portion of this Note subject to redemption pursuant to this Section 5(c) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding consummation of such Change of Control by (B) the Conversion Price and (ii) 120% of the Conversion Amount being redeemed (the “Change of Control Redemption Price”).  Redemptions required by this Section 5(c) shall be made in accordance with the provisions of Section 11 and, to the extent permitted by applicable law, shall have priority to payments by the Company or the Acquiring Entity, as applicable, to the stockholders of the Company in connection with a Change of Control.  Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(c) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

(d)           Company Redemption Right.  At any time from and after the delivery of a Change of Control Notice but not later than the day immediately preceding the consummation of such Change of Control, the Company at its option may deliver a written notice via facsimile and overnight courier to the Holder indicating that if the Company shall not receive from the Holder a Change of Control Redemption Notice in accordance with Section 5(c), then the Company is electing to redeem all or any portion of the Principal of this Note, all Other Notes and all Separate Notes (an “Company Change of Control Redemption Notice”).  The Company Change of Control Redemption Notice shall be irrevocable.  If the Company shall not receive from the Holder a Change of Control Redemption Notice in accordance with Section 6(c) and if the Conditions to Company Change of Control Redemption (as set forth below) are satisfied or waived in writing by the Holder, then the Company shall have the right to require the Holder to submit for redemption all or any such portion of the Principal of this Note designated in the Company Change of Control Redemption Notice in exchange for (i) an amount in cash, payable by wire transfer of immediately available funds, equal to the sum of (A) 120% of the Principal of this Note being redeemed pursuant to this Section 5(d), plus (B) accrued and unpaid Interest with respect to such Principal plus (C) accrued and unpaid Late Charges with respect to such Principal and (ii) delivery of the Change of Control Warrants to the Holder, duly executed and authorized by the Acquiring Entity (the “Company Change of Control Redemption Price”).  “Conditions to Company Change of Control Redemption” means the following conditions: (i) on each day during the period beginning on the date of delivery of the Company Change of Control Redemption Notice to each holder of the Notes and Separate Notes and ending on and including the date immediately preceding the Company Change of Control Redemption Date, no Grace Period (as defined in the Registration Rights Agreement) shall be in effect and either (x) the Registration Statement or Registration Statements required pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement (and analogous provisions with respect to the Separate Notes) or (y) all shares of Common Stock issuable upon conversion of the Notes and Separate Notes and shares of Common Stock issuable upon exercise of the Warrants shall be eligible for sale without restriction pursuant to Rule 144(k) and the state securities laws; (ii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement (and analogous provisions with respect to the Separate Notes) or (y) any shares of Common Stock issuable upon conversion or redemption of the Notes and Separate Notes and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (iii) on each day during the period beginning on the date of delivery of the Company Change of Control Redemption Notice and ending on and including the date immediately preceding the Company Change of Control Redemption Date, the Common Stock is designated for quotation on the Principal Market or the NYSE and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such market or exchange been threatened or pending either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iv) during the period beginning on the Original  Issuance Date and ending on and including the date immediately preceding the Company Change of Control Redemption Date, the Company shall have delivered shares of Common Stock upon any conversion of Conversion Amounts on a timely basis as set forth in Section 3(c)(i) of this Note (and analogous provisions under the Other Notes and Separate Notes) and delivered shares of Common Stock upon exercise of any Warrants on a timely basis as set forth in Section 1(a) of the Warrants; and (v) the Company otherwise shall have been in material compliance with and shall not have breached, in any material respect, any provision, covenant, representation or warranty of this Note, any of the Other Notes, any Separate Notes or any other Transaction Document.

(e)           Pro Rata Company Change of Control Redemption Requirement. If the Company elects to cause a redemption of all or any portion of the Principal of this Note pursuant to Section 5(d), then it must simultaneously take the same action with respect to all Other Notes.  If the Company elects to cause the redemption of this Note pursuant to Section 5(d) (or analogous provisions under all Other Notes) with respect to less than the aggregate Principal of the Notes then outstanding, then the Company shall require redemption of Principal from each of the holders of the Notes equal to the product of (i) the aggregate Principal amount of Notes which the Company has elected to cause to be redeemed pursuant to Section 5(d), multiplied by (ii) the fraction, the numerator of which is the sum of the aggregate Principal amount of the Notes initially purchased by such holder on the Original Issuance Date and the denominator of which is the sum of the aggregate Principal amount of the Notes purchased by all holders on the Original Issuance Date (such fraction with respect to each holder is referred to as its “Change of Control Allocation Percentage,” and such amount with respect to each holder is referred to as its “Pro Rata Change of Control Redemption Amount”).  In the event that the initial holder of any Notes shall sell or otherwise transfer any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such holder’s Change of Control Allocation Percentage.  The Company Change of Control Redemption Notice shall state (i) the date selected for the redemption in accordance with Section 5(d), which date shall be the date of consummation of the Change of Control, (ii) the aggregate principal amount of the Notes which the Company has elected to redeem from all of the holders of the Notes pursuant to this Section 5(d) (and analogous provisions under all Other Notes) and (iii) each holder’s Pro Rata Change of Control Redemption Amount of the aggregate Principal amount of the Notes that the Company has elected to redeem pursuant to Section 5(d) (and analogous provisions under all Other Notes).  All Principal of this Note redeemed by the Company pursuant to Section 5(d) shall be deducted first from the Installment Amount relating to the latest Installment Date (i.e., nearest to the Maturity Date) with respect to which Installment Amounts remain outstanding and then sequentially from the Installment Amounts relating to the immediately preceding Installment Dates.  Redemptions under Section 5(d) shall be made in accordance with the provisions of Section 11.  Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Company Change of Control Redemption Price (together with any interest thereon) is paid in full, the Pro Rata Change of Control Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

(6)           RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)           Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Company Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Company Purchase Rights, the aggregate Company Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Company Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Company Purchase Rights.

(b)           Other Corporate Events. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change of Control) pursuant to which holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate.  Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(7)           ADJUSTMENT OF FIXED CONVERSION PRICE.

(a)           Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of

Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

(b)           Other Considerations.  All calculations under this Section 7 shall be made by the Company in good faith.

(8)           COMPANY INSTALLMENT CONVERSION OR REDEMPTION.

(a)           General.  On each Installment Date, the Company shall pay to the Holder of this Note the Installment Amount as of such Installment Date by the combination of any of the following, but subject to and in accordance with the terms of this Section 8, (i) requiring the conversion of a portion of the applicable Installment Amount, in whole or in part, in accordance with this Section 8 but subject to the satisfaction of the Conditions to Company Conversion (as defined below) (a “Company Conversion”) and/or (ii) redeeming the applicable Installment Amount, in whole or in part, in accordance with this Section 8 (a “Company Redemption”); provided that all of the outstanding applicable Installment Amount as of each such Installment Date must be converted and/or redeemed by the Company on the applicable Installment Date, subject to the provisions of this Section 8.  On or prior to the date which is at least 21 Trading Days prior to each Installment Date, the Company shall deliver written notice to the Holder (each, a “Company Installment Notice”), which Company Installment Notice shall state (i) the portion, if any, of the applicable Installment Amount which the Company elects to convert pursuant to a Company Conversion, which amount when added to the Company Redemption Amount must equal the applicable Installment Amount (the “Company Conversion Amount”), (ii) the portion, if any, of the applicable Installment Amount which the Company elects to redeem pursuant to a Company Redemption (the “Company Redemption Amount”), which amount when added to the Company Conversion Amount must equal the applicable Installment Amount and (iii) if the Company has elected, in whole or in part, a Company Conversion, then the Company Installment Notice shall certify that the Conditions to Company Conversion are satisfied as of the date of the Company Installment Notice.  If the Company does not deliver a Company Installment Notice in accordance with this Section 8(a), then the “Company Redemption Amount” and the “Company Conversion Amount” with respect to such Installment Date shall be in such amounts and proportions as the Holder shall designate in writing to the Company in its sole discretion and the Company shall be deemed to have delivered a Company Installment Notice setting forth such amounts.  Each Company Installment Notice shall be irrevocable.  Except as expressly provided in this Section 8(a), the Company shall redeem and convert the applicable Installment Amount of this Note pursuant to this Section 8 and the corresponding Installment Amounts of the Other Notes pursuant to the corresponding provisions of the Other Notes in the same ratio of the Installment Amount being redeemed and converted hereunder.  The Company Redemption Amount (whether set forth in the Company

Installment Notice or by operation of this Section 8) shall be redeemed in accordance with Section 8(b) and the Company Conversion Amount shall be converted in accordance with Section 8(c).

(b)           Mechanics of Company Redemption.  If the Company elects, or is deemed to have elected, a Company Redemption in accordance with Section 8(a), then the Company Redemption Amount, if any, which is to be paid to the Holder on the applicable Installment Date shall be redeemed by the Company on such Installment Date, and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds (provided that the Holder has provided the Company with written wire transfer instructions not later than the second Business Day immediately preceding the Installment Date), an amount in cash (the “Company Installment Redemption Price”) equal to the sum of 100% of the Company Redemption Amount.  Notwithstanding anything to the contrary in this Section 8(b), but subject to Section 3(d), until the Company Installment Redemption Price (together with any interest thereon) is paid in full, the Company Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3.

(c)           Mechanics of Company Conversion.  Subject to Sections 3(d) and 8(d), if the Company delivers a Company Installment Notice and elects or is deemed to have elected, in whole or in part, a Company Conversion in accordance with Section 8(a), then the applicable Company Conversion Amount, if any, which remains outstanding shall be converted as of the applicable Installment Date by converting on such Installment Date such Company Conversion Amount as if the Holder had delivered a Conversion Notice pursuant to Section 3 with respect to such Company Conversion Amount on such Installment Date but without the Holder being required to actually deliver such Conversion Notice; provided that the Conditions to Company Conversion are satisfied (or waived in writing by the Holder) on such Installment Date.  If the Conditions to Company Conversion are not satisfied (or waived in writing by the Holder) on such Installment Date, then at the option of the Holder designated in writing to the Company, the Holder may require the Company to do any one or more of the following: (i) the Company shall redeem all or any part designated by the Holder of the unconverted Company Conversion Amount (such designated amount is referred to as the “First Redemption Amount”) on such Installment Date and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds (provided that the Holder has provided the Company with written wire transfer instructions not later than the second Business Day immediately preceding the Installment Date), an amount in cash equal to such First Redemption Amount or (ii) the Company Conversion shall be null and void with respect to all or any part designated by the Holder of the unconverted Company Conversion Amount and the Holder shall be entitled to all the rights of a holder of this Note with respect to such amount of the Company Conversion Amount.  If the Company fails to redeem any First Redemption Amount on the applicable Installment Date by payment of such amount on the applicable Installment Date, then the Holder shall have the rights set forth in Section 8(b) as if the Company failed to pay the applicable Company Redemption Price and all other rights under this Note (including, without limitation, such failure constituting an Event of Default described in Section 4(a)(xii)).  In the event the Holder delivers a Conversion Notice to the Company after the earlier of the date which is 10 days prior to the applicable Installment Date and the Holder’s receipt of the Company Installment Notice in respect of such Installment Date in which the Company elects or is deemed to have elected a Company Redemption, the Principal amount specified in such Conversion Notice shall be deducted (1) first, from the Principal represented by the Company Redemption Amount and then (2) second, in accordance with Section 3(c)(v).

(d)           Conditions to Company Conversion.  For purposes of this Section 8, “Conditions to Company Conversion” means (i) during the period beginning on the Original Issuance Date and ending on and including the applicable Installment Date, the Company shall have delivered shares of Common Stock upon any conversion of Conversion Amounts on a timely basis as set forth in Section 3(c)(i) (and analogous provisions under the Other Notes and Separate Notes) and delivered shares of Common Stock upon exercise of any Warrants on a timely basis as set forth in Section 1(a) of the Warrants; (ii) on each day during the period beginning on the first Trading Day of the Company Total Dollar Trading Volume Measuring Period in respect of any Installment Date and ending on and including the applicable Installment Date, the Common Stock shall be listed on the Principal Market or the NYSE and delisting or suspension of the Common Stock by such market or exchange shall not have been threatened either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange for the Common Stock; (iii) during the period beginning on the Original Issuance Date and ending on and including the applicable Installment Date, there shall not have occurred either (x) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated or (y) an Event of Default; (iv) during the period beginning on the date which is the first Trading Day of the Company Total Dollar Trading Volume Measuring Period and ending on and including the applicable Installment Date, there shall not have occurred an event that with the passage of time or giving of notice, and assuming it were not cured, would constitute an Event of Default; (v) on each day of the period beginning on the date of delivery of an Installment Notice with respect to an Installment Date and ending on the applicable Installment Date either (x) the Registration Statement or Registration Statements required pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement (and analogous provisions under the Separate Notes) or (y) all shares of Common Stock issuable upon conversion of the Notes and Separate Notes and shares of Common Stock issuable upon exercise of the Warrants shall be eligible for sale without restriction (other than any restriction arising under applicable federal or state securities laws as a result of the holder of such securities being an Affiliate of the Company) and without the need for registration under any applicable federal or state securities laws; (vi) on each day of the period beginning on the applicable Installment Date and ending thirty Trading Days thereafter either (x) the Registration Statements required pursuant to the Registration Rights Agreement shall be expected to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement (and analogous provisions under the Separate Notes) or (y) all shares of Common Stock issuable upon conversion of the Notes and Separate Notes shall be eligible for sale without restriction (other than any restriction arising under applicable federal or state securities laws as a result of the holder of such securities being an Affiliate of the Company) and without the need for registration under any applicable federal or state securities laws; (vii) the Company shall have obtained the Stockholder Approval prior to the date of delivery of the Company Installment Notice; and (viii) the Company otherwise shall have been in material compliance with and shall not have breached, in any material respect, any provision, covenant, representation or warranty of the Securities Purchase Agreement, any of the Warrants, any other Transaction Document or any of the Notes or Separate Notes.

(e)           Limitation on Company Conversion Amounts.  Notwithstanding anything herein to the contrary, in no event shall the Company be required to remit by way of a Company Conversion the portion of any Installment Amount elected to be paid by Company Conversion that exceeds the Company Total Dollar Trading Volume during the Company Total Dollar Trading Volume Measuring Period applicable to such Installment Date; provided, however, that, the Company may, by so designating in the applicable Company Installment Notice, elect to extend the Company Total Dollar Trading Volume Measuring Period until the Conversion Amount may be paid to the Holder without violating this Section 8(e), but in no event may such period be extended past the Trading Day immediately preceding the applicable Installment Date.  In the event the Company does not remit any portion of the Installment Amount in the form of a Company Conversion by virtue of this Section 8(e), such amounts shall be paid in cash in accordance with Section 8(b).

(f)            Certain Definitions.  For purposes of this Section 8, the following capitalized terms shall have the following meanings:

(i)            “Company Conversion Price” means, as of any date of determination, that price which shall be computed as 90% of the arithmetic average of the Weighted Average Price of the Common Stock on any fifteen Trading Days designated by the Holder of this Note to the Company during the period commencing on the twentieth (20th) Trading Day immediately preceding such date and ending on the Trading Day immediately preceding such date.  All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during such period.

(ii)           “Company Total Dollar Trading Volume” means, with respect to an Installment Date, the product derived by multiplying (A) the aggregate dollar amount of the trading volume of shares of Common Stock, as reported by Bloomberg, during all Trading Days during the Company Total Dollar Trading Volume Measuring Period by (B) .15.

(iii)          “Company Total Dollar Trading Volume Measuring Period” means, with respect to an Installment Date, the period commencing on and including the thirty-first (31st) Trading Day immediately preceding the date of delivery of the Company Installment Notice in respect of such Installment Date and ending on and including the Trading Day immediately preceding the date of delivery of the Company Installment Notice in respect of such Installment Date.

(iv)          “Installment Amount” means, with respect to any Installment Date, the lesser of (A) the quotient of (x) the Principal amount of this Note on the Issuance Date divided by (y) 2, and (B) the Principal amount under this Note as of the Installment Date.  In the event the Holder shall sell or otherwise transfer any portion of this Note, the transferee shall be allocated a pro rata portion of the Installment Amount.

(v)           “Installment Date” means each of November 26, 2003 and February 26, 2004.

(9)           NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note.

(10)         RESERVATION OF AUTHORIZED SHARES.

(a)           Reservation.  The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 130% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date.  Thereafter, the Company shall, so long as any of the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 110% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”).  The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder on the Issuance Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b)           Insufficient Authorized Shares.  If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 75 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock.

(11)         HOLDER’S REDEMPTIONS.

(a)           Mechanics.  In the event that the Holder has sent a Redemption Notice to the Company pursuant to Section 4(b) or Section 5(c) or the Company has sent a Redemption Notice to the Holder pursuant to Section 5(d), the Holder shall promptly submit this Note to the Company in accordance with this Section 11.  The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice and thereafter the Holder shall promptly deliver this Note to the Company.  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(c) or the Company has submitted a Company Change of Control Redemption Notice, the Company shall deliver to the Holder the Change of Control Redemption Price or Company Change of Control Redemption Price, as applicable, concurrently with the consummation of such Change of Control if such Change of Control Redemption Notice is received by the Company prior to the consummation of such Change of Control (or such Company Change of Control Redemption Notice is delivered by the Company in accordance with Section 5(d)) and within five Business Days after the Company’s receipt of such Change of Control Redemption Notice otherwise (the “Company Change of Control Redemption Date”).  In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed.  In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option to, in lieu of redemption, require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable

Redemption Price (together with any Late Charges thereon) has not been paid.  Upon the Company’s receipt of such notice, (w) the Redemption Notice shall be null and void with respect to such Conversion Amount, (x) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 18(d)) to the Holder representing such Conversion Amount and (y) the Fixed Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided.  The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)           Redemption by Other Holders.  Upon the Company’s receipt of notice from any of the holders of Other Notes or Separate Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(c) (each, an “Other Redemption Notice”), the Company shall immediately forward to the Holder by facsimile a copy of such notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices during the seven Business Day period beginning on and including the date which is three Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) and Separate Notes based on the principal amount of the Notes and Separate Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(12)         RESTRICTION ON REDEMPTION AND CASH DIVIDENDS.  Until all of the Notes have been converted, redeemed, exchanged or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding; provided that the foregoing shall not prevent the Company from repurchasing Common Stock with an aggregate value not to exceed $1 million (valued at the actual purchase price of the Common Stock on the Principal Market) in transactions on the Principal Market pursuant to employee benefit plans and employment agreements in existence on the Original Issuance Date.

(13)         VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note.

(14)         RANK; ADDITIONAL INDEBTEDNESS; LIENS.

(a)           Rank.  Payments of Principal and Interest and other payments due under this Note (a) shall rank pari passu with all Other Notes and Separate Notes and (b) shall be senior to all other Indebtedness (as defined in Section 3(r) of the Securities Purchase Agreement) of the Company and its Subsidiaries (as defined in the Securities Purchase Agreement), other than Purchase Money Indebtedness (as defined below).

(b)           Incurrence of Indebtedness.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note, the Other Notes and the Separate Notes, (ii) Purchase Money Indebtedness and (iii) Permitted Indebtedness.

(c)           Existence of Liens.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries other than (i) pursuant to the Separate Notes, (ii) pursuant to the Amended and Restated Pledge Agreement (as defined in the June Purchase Agreement) and (ii) Permitted Liens.

(15)         PARTICIPATION.  The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(16)         VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of Notes representing not less than two-thirds of the aggregate principal amount of the then outstanding Notes, shall be required for any change or amendment to this Note or the Other Notes; provided that the Holder of this Note may waive any term or provision of this Note without such vote or written consent.

(17)         TRANSFER.  This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Sections 2(i) and 2(j) of the Securities Purchase Agreement.

(18)         REISSUANCE OF THIS NOTE.

(a)           Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii), following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)           Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company, which undertaking shall be reasonably satisfactory to the Company, and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c)           Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)           Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note which is the same as the

Original Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent the proportionate amount of accrued Interest and Late Charges on the Principal and Interest of this Note that correspond to the Principal of the new Notes, from the Original Issuance Date.

(19)         REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(20)         PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(21)         CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(22)         FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(23)         DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price, the Weighted Average Price, the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one Business Day of receipt of the Conversion Notice or the Redemption Notice giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation of the Redemption Price or the Conversion Rate, as applicable, within one Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant.  The Company, at the Company’s expense, shall use its reasonable best efforts to cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(24)         NOTICES; PAYMENTS.

(a)           Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Fixed Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.  Notwithstanding the foregoing, Section 4(i) of the Securities Purchase Agreement shall apply to all notices given pursuant to this Note.

(b)           Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers (as defined in Section 3(d)(ii)), shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase

Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.  Any amount of Interest, Principal or other amount due under the Transaction Documents (as defined in the Securities Purchase Agreement) which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of 18% per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(25)         CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(26)         WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(27)         GOVERNING LAW.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(28)         CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)           “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)           “Bloomberg” means Bloomberg Financial Markets.

(c)           “Board of Directors” means the board of directors of the

Company or any authorized committee of the board of directors.

(d)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e)   “Change of Control Warrants” means a warrant exercisable for the consideration that would be received at the time of consummation of the Change of Control by holders of Common Stock (such consideration for each share of Common Stock, a “Unit of Consideration”) in substantially the form of the Warrant attached as Exhibit C to the Securities Purchase Agreement, except that (i) the warrant shall be exercisable for a number of Units of Consideration determined by dividing (A) the Conversion Amount being redeemed pursuant to Section 5(d) by (B) the Fixed Conversion Price in effect on the date of the Change of Control (rounded upward in the case of fractional shares), (ii) the exercise price for each Unit of Consideration shall be equal to the Fixed Conversion Price in effect on the date of the Change of Control and (iii) the expiration date of the warrant shall be the weighted average remaining term of the portion of this Note and the Other Notes that are outstanding immediately prior to the date of the Change of Control (without giving effect to any redemption thereof pursuant to Section 5).

(f)            “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction that proportionately decreases or increases the Common Stock during the applicable calculation period.

(g)           “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(h)           “Interest Conversion Price” means, with respect to any Interest Date, that price which shall be computed as 95% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the five consecutive Trading Days ending on the second Trading Day immediately preceding such Interest Date.  All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

(i)            “Issuance Date” means June 24, 2003.

(j)            “June Purchase Agreement” means that certain securities purchase agreement, dated as of June 24, 2003, by and among the Company and the initial holders of the Separate Notes pursuant to which the Company issued the Separate Notes.

(k)           “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(l)            “Original Issuance Date” means February 26, 2003.

(m)          “Permitted Indebtedness” means Indebtedness that is unsecured, that is subordinate in right of payment to this Note, the Other Notes and the Separate Notes, that shall not have require principal repayments prior to the Maturity Date and that provides for an interest that is no greater than market rate interests; provided that the amount of Permitted Indebtedness shall not exceed the sum of $1,000,000 in the aggregate.

(n)           “Permitted Liens” means (i) any lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally acceptable accounting principles in the United States applied on a consistent basis, (ii) any statutory lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent, (iv) deposits, pledges or liens (other than liens arising under ERISA) securing (A) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (B) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (C) obligations on surety or appeal bonds, but only to the extent such deposits, pledges or liens are incurred or otherwise arise in the ordinary course of business and secure obligations not past due or delinquent, (v) restrictions on the use of real property and minor irregularities in the title thereto which do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use in the ordinary course of business, and (vi) any minor imperfection of title or similar lien which individually or in the aggregate with other such liens would not reasonably be expected to have a Material Adverse Effect.

(o)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(p)           “Principal Market” means the Nasdaq National Market.

(q)           “Purchase Money Indebtedness” means Indebtedness of the Company or any Subsidiary incurred solely for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement of any property in an aggregate principal amount outstanding at any one time not in excess of $500,000; provided, however, that the aggregate principal amount of any such Indebtedness does not exceed the lesser of the fair market value of such property, as determined in the good faith judgment of the Board of Directors, or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

(r)            “Redemption Notice” means any of an Event of Default Redemption Notice, Change of Control Redemption Notice, Company Change of Control Redemption Notice or Company Installment Notice.

(s)           “Redemption Price” means any of an Event of Default Redemption Price, Change of Control Redemption Price, Company Change of Control Redemption Price or Company Installment Redemption Price.

(t)            “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(i) – (vi) and (x) - (xiii), 120% or (ii) in the case of the Events of Default described in Section 4(a)(vii) - (ix), 100%.

(u)           “Registration Rights Agreement” means that certain registration rights agreement between the Company and the initial holders of the Notes relating, among other things, to the registration of the resale of the shares of Common Stock issuable upon conversion of the Notes.

(v)           “SEC” means the United States Securities and Exchange Commission.

(w)          “Securities Purchase Agreement” means that certain securities purchase agreement dated as of February 26, 2003 by and among the Company and the initial holders of the Notes pursuant to which the Company initially issued the Notes.

(x)            “Separate Notes” means the senior convertible notes issued on

June 24, 2003 pursuant to the June Purchase Agreement.

(y)           “Significant Subsidiary” has the meaning assigned to it under Rule 1-02(w) of Regulation S-X promulgated by the Commission.

(z)            “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York City Time).

(aa)         “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefore or replacement thereof.

(bb)         “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(29)         NIPENT.  In the event that the Company or any of it subsidiaries sells, assigns, pledges, transfers or otherwise disposes its rights to, into or with respect to, grants a participation interest in, or enters into a joint venture relating to, the drug Nipent, or any derivative thereof (any of the foregoing, a “Nipent Event”), then the Company shall be required to establish an escrow account (the “Nipent Escrow”) and deposit or cause to be deposited in the Nipent Escrow the consideration or proceeds from any such Nipent Event concurrently with the consummation of any such Nipent Event (the “Nipent Event Proceeds”).  The Nipent Escrow shall be established with an independent, third-party escrow agent reasonably satisfactory to the Company and the holders of the Notes and Separate Notes representing a majority of the aggregate principal amount of the Notes and Separate Notes then outstanding.  The Company, the holders of the Notes and Separate Notes and such escrow agent shall enter into an escrow agreement in a form that is reasonably acceptable to the Company and to the holders of the Notes and Separate Notes representing a majority of the aggregate principal amount of the Notes and Separate Notes then outstanding.  The Company shall be required to maintain in the Nipent Escrow a balance (the “Required Nipent Escrow Balance”) at all times equal to the lesser of (x) the Nipent Event Proceeds and (y) the sum of (A) the outstanding Principal of all Notes and Separate Notes, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.  If the consideration or proceeds from any Nipent Event is in a form other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration as reasonably determined in good faith by the Board of Directors, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of determination.  If the consideration or proceeds from any Nipent Event is in a form that is partly cash and partly other than cash, then the Company shall first deposit all cash in the Nipent Escrow and then the required value of any non-cash consideration or proceeds.  The Company shall be allowed to withdraw from the Nipent Escrow any such Nipent Proceeds that exceed the Required Nipent Escrow Balance and if the balance of the Nipent Escrow consists of cash and non-cash proceeds or consideration, then any such withdrawal shall first be from the non-cash portion.  The obligation of the Company to maintain the Required Nipent Escrow Balance in the Nipent Escrow Account pursuant to this Section 29 shall be inapplicable to and shall terminate upon a Change of Control provided that such Change of Control is in conformity with the provisions of the Transaction Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

SUPERGEN, INC.

By:
	Name:	Joseph Rubinfeld
	Title:	President / Chief Executive Officer

EXHIBIT I

SUPERGEN, INC.

CONVERSION NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO CONVERT THIS NOTE INTO COMMON STOCK

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by SuperGen, Inc. (the “Company”).  In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Notwithstanding anything to the contrary contained herein, this Conversion Notice shall constitute a representation by the holder of the Note submitting this Conversion Notice that, after giving effect to the conversion provided for in this Conversion Notice, such holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person’s affiliates) of a number of shares of Common Stock which exceeds 4.99% of the total outstanding shares of Common Stock, all as determined pursuant to the provisions of Section 3(d) of the Note.

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

:	Authorization

By:
Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Mellon Investor Services LLC to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated February 26, 2003 from the Company and acknowledged and agreed to by Mellon Investor Services LLC.

SUPERGEN, INC.

By:
Name:
Title: